Exhibit 99.3

FOR IMMEDIATE RELEASE	NR10-34

DYNEGY INC. ANNOUNCES PRELIMINARY RESULTS OF SPECIAL MEETING OF

STOCKHOLDERS

Proposal to Adopt Merger Agreement Did Not Receive Necessary Votes to be Adopted

Merger Agreement Has Been Terminated

Dynegy to Commence Open Strategic Alternatives Process

HOUSTON – November 23, 2010)—Dynegy Inc. (NYSE: DYN) today announced that, based on a preliminary count of the votes cast at Dynegy’s Special Meeting of Stockholders held today, the proposal to adopt the merger agreement under which an affiliate of The Blackstone Group (NYSE: BX) would acquire Dynegy for $5.00 per share in cash did not receive the necessary votes to be adopted. Therefore, the merger agreement has been terminated. Dynegy expects to immediately commence an open strategic alternatives process to solicit proposals from potentially interested parties and to carefully review its standalone restructuring alternatives.

“We appreciate the consideration and perspectives of all Dynegy stockholders,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “We are now moving forward and will initiate an open strategic alternatives process to maximize stockholder value. We thank our stockholders for their support and we remain committed to taking the steps necessary to enhance stockholder value.”

As previously announced, as part of the open strategic alternatives process, Dynegy’s financial advisors will contact a broad group of potential strategic and financial buyers, including Seneca Capital and Icahn Associates. Dynegy invites other interested third parties to contact Dynegy or its financial advisors. There can be no assurance that the solicitation of proposals will result in Dynegy receiving any proposal from a third party. A Special Committee of independent directors will oversee the open strategic alternatives process, and the company does not intend to disclose developments with respect to this review unless and until the Dynegy Board of Directors has approved a course of action.

The independent Inspector of the Meeting, IVS Associates, Inc., will tabulate all proxies and ballots submitted at the Special Meeting. Final results will be released after the votes have been tabulated and certified, which Dynegy expects to occur within approximately two weeks.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements”. All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate”, “estimate”, “project”, “forecast”, “plan”, “may”, “will”, “should”, “expect” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

CONTACT:

Media: David Byford, 713-767-5800	Analysts: Laura Hrehor, 713-507-6466

Joele Frank / Andrew Siegel / Matthew Cuneo Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

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